Exhibit l

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 27, 2015

CĪON Investment Corporation

3 Park Avenue, 36th Floor

New York, NY 10016

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by CĪON Investment Corporation, a Maryland corporation (the “Company”), of a registration statement on Form N-2 on April 27, 2015 (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”) relating to the offer, issuance and sale of up to 100,000,000 shares of common stock of the Company. The authorized shares of common stock of the Company are hereinafter referred to as the “Shares.”

We have examined the following Company documents: (1) the Company’s Second Articles of Amendment and Restatement of the Articles of Incorporation; (2) the Company’s Bylaws; (3) each of the registration statement filings made with the Securities and Exchange Commission; (4) a Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date; (5) pertinent provisions of the laws of the State of Maryland; and (6) such other Company records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and

2.          The Shares to be offered for sale by the Company, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinions as to the Maryland corporate law governing matters such as the due organization of the Company and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Maryland or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP as counsel to the Company in the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP